Exhibit 23.4

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Vitesse Energy, Inc.

9200 E. Mineral Circle, Suite 200

Centennial, CO 80112

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-8 for Vitesse Energy, Inc. of information from, and the inclusion of, our report dated October 3, 2022, with respect to the estimates of reserves and future net revenues of Vitesse Energy, LLC, as of November 30, 2021, which is included as an exhibit to the Registration Statement on Form 10 of Vitesse Energy, Inc. filed with the Securities and Exchange Commission on December 29, 2022.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker, P.E.
President

Austin, Texas

January 12, 2023